                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant [X]

    Filed by a Party other than the Registrant [ ]

    Check the appropriate box:

    [ ]  Preliminary Proxy Statement
    [ ]  Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(c)(2))
    [X]  Definitive Proxy Statement
    [ ]  Definitive Additional Materials
    [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          SEEQ Technology Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(j)(2) or Item 22(a)(2) of
     Schedule 14A

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

--------------------------------------------------------------------------------

     (4)  Date Filed:

--------------------------------------------------------------------------------

                          SEEQ TECHNOLOGY INCORPORATED
                             47200 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 10, 1998

TO OUR STOCKHOLDERS:

     You are invited to attend the Annual Meeting of Stockholders of SEEQ TECHNOLOGY INCORPORATED, a Delaware corporation (the "Company"), to be held on Thursday, March 10, 1998 at 3:00 p.m., local time, at the offices of the Company at 47200 Bayside Parkway, Fremont, California 94538, for the following purposes:

     1. To elect directors to serve for the ensuing year;

     2. To approve amendments to the Restated 1982 Stock Option Plan, including a 1,000,000 share increase to the number of shares available under the 1982 Option Plan, as set forth in the accompanying proxy;

     3. To approve amendments to the 1989 Nonemployee Director Stock Option Plan, including a 100,000 share increase to the number of shares available under the Director Option Plan, as set forth in the accompanying proxy;

     4. To approve amendments to the Restated Periodic Purchase Plan, including a 100,000 share increase to the number of shares available under the Purchase Plan, as set forth in the accompanying proxy;

     5. To ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending September 27, 1998;

     6. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

     Only stockholders of record at the close of business on February 2, 1998, are entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

                                          By order of the Board of Directors

                                          Gary R. Fish
                                          Secretary

Fremont, California
February 5, 1998

                          SEEQ TECHNOLOGY INCORPORATED

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                   FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
                          SEEQ TECHNOLOGY INCORPORATED
                           TO BE HELD MARCH 10, 1998

GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SEEQ
Technology Incorporated, a Delaware corporation (the "Company" or "SEEQ"), of proxies to be voted at the Annual Meeting of Stockholders to be held on March 10, 1998, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record on February 2, 1998 will be entitled to vote at the Annual Meeting. The Annual Meeting will be held at 3:00 p.m. at the principal executive offices of the Company located at 47200 Bayside Parkway, Fremont, California 94538.

     It is anticipated that this Proxy Statement and the enclosed proxy card will be first mailed to stockholders on or about February 5, 1998.

VOTING RIGHTS

     The close of business on February 2, 1998 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of January 23, 1998, there were 30,647,896 shares of the Company's common stock ("Common Stock") outstanding. Holders of Common Stock are entitled to one vote for each share of Common Stock so held. A majority of shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

     If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. The enclosed proxy card is solicited by the Company's Board of Directors (the "Board of Directors" or the "Board") and, when the proxy card is returned properly completed, it will be voted as directed by the stockholder on the proxy card. Stockholders are urged to specify their choices on the proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted FOR Proposal Nos. 1, 2, 3, 4 and 5 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

     The Annual Report of the Company for the fiscal year ended September 28, 1997 will be mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

REVOCABILITY OF PROXIES

     Any person giving a proxy has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or may be revoked by attending the Annual Meeting and voting in person.

SOLICITATION OF PROXIES

     The Company will bear the cost of solicitation of proxies. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     Each director to be elected at the Annual Meeting will hold office until the next annual meeting of stockholders and until a successor for such director is elected and has been qualified, or until the death, resignation, or removal of such director. There are four (4) nominees, each of whom is currently a director of the Company. Each of the Company's current directors was elected to the Board by the stockholders at the last annual meeting, except that Mr. Giancarlo was appointed to the Board in August, 1997. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them for the nominees listed below. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the nominees named below. The four (4) candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company. Abstentions and broker non-votes will not be counted towards a nominee's total. The proxies solicited by this Proxy Statement may not be voted for more than four nominees.

NOMINEES

     Set forth below is information regarding the nominees to the Board of
Directors:

                                         NAME                                    AGE
        -----------------------------------------------------------------------  ---
        Alan V. Gregory........................................................  64
        Charles C. Harwood.....................................................  70
        Phillip J. Salsbury....................................................  55
        Charles H. Giancarlo...................................................  40

     Alan V. Gregory has served as a member of the Board of Directors of the Company since August 1992 and as the Company's Chairman of the Board since October 1993. Since 1983, Mr. Gregory has been President, Chief Executive Officer and Chairman of the Board of Directors of XECOM, Inc., a modem manufacturer. From 1978 to 1983, Mr. Gregory was a private investor. From 1975 to 1978, he served as Vice President and General Manager of the MOS Divisions of Fairchild Semiconductor Incorporated, a semiconductor manufacturer. From 1969 to 1975, Mr. Gregory was employed by Signetics Corporation, a semiconductor manufacturer, and served as Corporate Vice President and General Manager of the Analog Division from 1973 to 1975. Mr. Gregory was also a co-founder of Omni Technology Incorporated, an electronics test services company, and served as one of its directors from 1980 to 1986. Mr. Gregory holds a B.S. in electrical engineering from Northeastern University and is currently a Director of the National Council for Northeastern University.

     Charles C. Harwood has served as a member of the Board of Directors of the Company since May 1994. Since December 1992, Mr. Harwood has been an independent management consultant. Mr. Harwood was a co-founder of The Quality Improvement Company, a management consulting firm, where he worked from

1985 to 1992. From 1970 through 1985, Mr. Harwood served as President of Signetics Corporation. Mr. Harwood is also a director of XECOM and North American Management Company, an investment advisory firm. Mr. Harwood holds a B.A. and M.B.A. from Harvard University.

     Phillip J. Salsbury, Ph.D., a founder of the Company, has served as the Company's President and Chief Executive Officer since October 1993. Dr. Salsbury has been a member of the Board of Directors since the founding of the Company in 1981 and, from 1981 to September 1993, served as the Company's Vice President, Chief Technical Officer and Secretary. From 1973 until 1980, Dr. Salsbury served in various engineering management positions for Intel Corporation, a semiconductor manufacturer. Dr. Salsbury is a co-inventor for nine patents in the area of MOS (metal oxide silicon) devices and circuits. Dr. Salsbury holds a B.S. in electrical engineering from the University of Michigan and a M.S.E.E. and Ph.D. from Stanford University.

     Charles H. Giancarlo has served as a member of the Board of Directors of the Company since August 1997. Since April 1997, Mr. Giancarlo has been Vice President of Business Development and Global Alliances at Cisco Systems, Inc. ("Cisco") and was Vice President of Business Development at Cisco from September 1995 to April 1997 and Director of Business Development at Cisco from December 1994 to September 1995. Prior to joining Cisco, Mr. Giancarlo was a vice president responsible for product marketing and corporate development at Kalpana, Inc. and was a founder of and Vice President of Marketing for Adaptive Corporation. Mr. Giancarlo holds a BSEE from Brown University, M.S.E.E. from the University of California at Berkeley and M.B.A. from Harvard University.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held four (4) meetings and acted by written consent on two (2) occasions during fiscal 1997. Each director attended more than seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board of Directors held during the fiscal year, or portion of the fiscal year, during which such director served as a member of the Board, and (ii) the total number of meetings held by all committees of the Board on which such director served.

     The Audit Committee of the Board of Directors recommends engagement of the Company's independent accountants, approves services performed by such accountants, and reviews and evaluates the Company's accounting system and its system of internal controls. This committee, which consists of Directors Gregory and Harwood, held one (1) meeting during fiscal 1997.

     The Compensation Committee of the Board of Directors has overall responsibility for the Company's compensation policies and determines the compensation payable to the Company's executive officers, including their participation in certain of the Company's employee benefit plans. This committee, which consists of Directors Gregory and Harwood, held three (3) meetings during fiscal 1997.

     The Stock Option Committee of the Board of Directors has the exclusive authority to administer the Company's Restated 1982 Stock Option Plan (the "1982 Option Plan") and to make stock option grants under the 1982 Option Plan, including grants to executive officers. This committee, which consists of Directors Gregory and Harwood, held six (6) meetings during fiscal 1997.

DIRECTOR COMPENSATION

     It is the general policy of the Company that each nonemployee director of the Company who is not appointed as a director pursuant to any contractual or other right or arrangement be paid $2,000 for each quarterly meeting of the Board of Directors attended and $1,000 per meeting for certain additional Board or committee meetings attended. In addition, each such director is also eligible for reimbursement according to the Company's policy for expenses incurred in connection with attendance at meetings of the Board of Directors and the committees thereof. Each of Messrs. Gregory, Harwood and Giancarlo are eligible for this compensation.

     Options are granted periodically under the Company's 1989 Non-Employee Director Stock Option Plan (the "Director Option Plan") to each individual who is not an employee of the Company and has not been appointed or elected as a director pursuant to any contractual or other right or arrangement. Under the Director Option Plan, Mr. Gregory received a 10,000 share option grant in March 1995 with an exercise price of $2.438 per share and a 10,000 share and 40,000 share grant in March 1996, with an exercise price of $3.688 per share; and Mr. Harwood received two 10,000 share option grants in March 1996, each with an exercise price of $3.688 per share. Mr. Gregory and Mr. Harwood will each receive an option to purchase 10,000 shares on the date of this Annual Meeting at an exercise price equal to fair market value on that date. Mr. Giancarlo received an option to purchase 20,000 shares on August 18, 1997 at an exercise price of $1.7376 per share. See "Approval of Amendment to 1989 Non-Employee Director Stock Option Plan" below.

     No other compensation is paid to directors of the Company in respect of their services as directors.

MANAGEMENT

     Set forth below is information regarding the executive officers of the Company who are not directors:

                     NAME                    AGE                  POSITION
    ---------------------------------------  ---   ---------------------------------------
    Gary R. Fish...........................  47    Vice President, Finance and
                                                   Administration, Chief Financial Officer
                                                   and Secretary
    Robert C. Frostholm....................  49    Vice President, Sales and Marketing

     Gary R. Fish has served as Vice President, Finance and Administration, Chief Financial Officer and Secretary for the Company since May 1997. Mr. Fish previously had served as Corporate Controller since April 1995. Prior to his promotion to Corporate Controller, Mr. Fish held senior management positions since joining the Company in 1983. Mr. Fish has also held management positions with Applied Materials, Inc. and Saxon Industries. Mr. Fish holds a B.S. from the University of California at Berkeley.

     Robert C. Frostholm has served as Vice President, Sales and Marketing for the Company since April 1997. Prior to joining the Company, Mr. Frostholm was Director of Product Sales for Phillips Semiconductors, a semiconductor manufacturer. Mr. Frostholm has also held senior marketing and sales positions at Siliconix, Allegro Micro-Systems, Seagate Microelectronics, and National Semiconductor. Mr. Frostholm holds a B.S. in Electrical Engineering from San Francisco State University.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of December 31, 1997 (based upon shares outstanding) certain information with respect to shares beneficially owned by
(i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock, (ii) each of the Company's directors, and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty
(60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                                     AMOUNT AND NATURE OF
                                                                   BENEFICIAL OWNERSHIP(1)
                                                                 ----------------------------
                                                                 NUMBER OF         PERCENT OF
                     NAME OF BENEFICIAL OWNER                     SHARES             CLASS
    -----------------------------------------------------------  ---------         ----------
    Travelers Group, Inc. .....................................  3,468,900            11.4%
      388 Greenwich Street
      Legal Dept 20th Floor
      New York, NY 10013
    Atmel Corporation..........................................  2,114,711             6.9%
      2325 Orchard Parkway
      San Jose, CA 95131
    Phillip J. Salsbury........................................    972,997(2)          3.1%
    Alan V. Gregory............................................    218,500(3)            *
    Charles C. Harwood.........................................    146,000(4)            *
    Charles H. Giancarlo.......................................     20,000(5)            *
    Gary R. Fish...............................................     40,158(6)            *
    Robert C. Frostholm........................................     50,581(7)            *
    All current directors and executive officers as a group (6
      persons).................................................  1,448,236(8)          4.6%

---------------

 *  Less than one percent.

(1) Unless otherwise indicated, each of the beneficial owners named in the table has sole voting and investment power with respect to all shares shown as owned by them, subject to applicable community property laws.

(2) Excludes 1,333 shares of Common Stock owned by trusts for the benefit of Dr. Salsbury's children, as to which Dr. Salsbury disclaims beneficial ownership. Includes 899,394 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1997.

(3) Includes 100,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1997.

(4) Includes 50,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1997.

(5) Includes 20,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1997.

(6) Includes 38,158 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1997.

(7) Includes 41,581 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1997.

(8) Includes 1,149,133 share of Common Stock issuable upon exercise of options that are exercisable within 60 days after December 31, 1997.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely upon review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 28, 1997, all
Section 16(a) filing requirements were complied with that are applicable to the Company's officers, directors and greater than ten percent stockholders.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                 SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation earned by the Company's Chief Executive Officer and each of the two other most highly compensated executive officers of the Company earning at least $100,000 in salary and bonus (determined as of the end of the last fiscal year) for services rendered in all capacities to the Company and its subsidiaries for the 1997, 1996 and 1995 fiscal years plus one additional individual who earned $100,000 in salary and bonus for the fiscal year but terminated employment prior to September 28, 1997. Such individuals will be hereinafter referred to as the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL                                  LONG-TERM
                                          COMPENSATION          OTHER              COMPENSATION
                                        ----------------        ANNUAL                AWARDS           ALL OTHER
          NAME AND             FISCAL   SALARY    BONUS      COMPENSATION            (OPTIONS)        COMPENSATION
     PRINCIPAL POSITION         YEAR    ($)(1)    ($)(1)         ($)              (NO. OF SHARES)        ($)(5)
-----------------------------  ------   -------   ------     ------------         ---------------     ------------
Phillip J. Salsbury..........   1997    227,250   35,000             0                100,000             48,270
  President and                 1996    209,350        0             0                250,000             60,000
  Chief Executive Officer       1995    205,400        0         4,103(3)                   0            182,682
Stephen F. Dreyer............   1997    116,760        0             0                      0                  0
  Engineering Fellow            1996    104,940        0             0                      0                  0
                                1995    102,846        0             0                540,000                  0
Gary R. Fish.................   1997     99,722    8,000             0                130,000                600
  Vice President, Finance       1996     92,047   10,000             0                      0                  0
  and Administration,           1995     87,475        0             0                      0                  0
  Chief Financial Officer
Philip A. Ortiz(6)...........   1997     84,616   17,000(2)      7,108(4)                   0                600
  Former Vice President,        1996    101,924   76,000(2)     10,470(4)              70,000                  0
  Worldwide Sales               1995    100,001   82,600(2)      9,992(3),(4)               0             66,877

---------------

(1) Includes amounts deferred under the Company's Retirement Income (401(k))
    Plan.

(2) Represents commissions.

(3) Represents amounts paid to the Named Executive Officer pursuant to the Company's Supplemental Cash Bonus Plan. A portion of each such award was immediately repaid to the Company in satisfaction of the accrued interest on the outstanding promissory notes which the Named Executive Officer delivered to the Company in payment of the exercise price of shares purchased by that individual under the Company's 1982 Option Plan, and the remainder of the award represented a reimbursement for income taxes payable by the Named Executive Officer with respect to the bonus award. The bonus awards for each Named Executive Officer for fiscal year 1995 were as follows: Dr. Salsbury: $4,103, of which $2,551 represented the amount repaid to the Company as interest and $1,552 represented the tax reimbursement on the award; and Mr. Ortiz: $1,115, of which $694 represented the amount repaid to the Company as interest and $421 represented the tax reimbursement on the award. For a description of the Supplemental Cash Bonus Plan, see "Supplemental Cash Bonus Plan" below.

(4) Except for the amounts noted in footnote (3) above, represents amounts reimbursed to the Named Executive Officer in respect of automobile allowances.

(5) All amounts shown in the column "All Other Compensation" represent: (i) $600 of matching contribution to the 401(k) Plan, (ii) the amount of forgiven indebtedness which the Named Executive Officer owed to the Company under the promissory notes such Named Executive Officer delivered in payment of the option exercise price of certain stock options granted under the 1982 Option Plan, and (iii) the amount reimbursed to the Named Executive Officer for the income tax liability incurred as a result of the forgiveness of such promissory notes. During fiscal 1995, the amounts forgiven and reimbursed were as follows: Dr. Salsbury: $113,291 forgiven and $69,391 reimbursed; and Mr. Ortiz: $30,798 forgiven and $36,079 reimbursed. During fiscal year 1996, the amounts forgiven and reimbursed were as follows: Dr. Salsbury: $60,000 reimbursed. During fiscal year 1997, the amounts forgiven and reimbursed were as follows: Dr. Salsbury; $47,670 reimbursed. See "Special Loan Forgiveness Program."

(6) Mr. Ortiz terminated employment in May 1997.

SUPPLEMENTAL CASH BONUS PLAN

     The Supplemental Cash Bonus Plan was implemented as a special program to provide certain officers with an opportunity to earn additional compensation to be applied to the satisfaction of their outstanding indebtedness to the Company arising from the exercise of the stock options granted to them under the Company's 1982 Option Plan. At the time those options were exercised, the rules of the Securities and Exchange Commission applicable to short-swing trading transactions in the Company's Common Stock required the officer to hold the purchased shares for at least six months before those shares could be sold without short-swing liability. In order to avoid liquidity problems for the officers, the Company permitted the option exercise price to be paid through a promissory note. The purchased shares were then held by the Company as security for the notes and were to be released as the shares were sold and the proceeds applied to the payment of the notes. During fiscal 1987 and 1988, the Company accepted promissory notes from the following Named Executive Officers in payment of the option exercise price for the number of shares specified for each such individual: Dr. Salsbury: 110,208 shares at an average exercise price of $4.18 per share or an aggregate indebtedness of $460,539; and Mr. Ortiz: 29,728 shares at an average exercise price of $4.27 per share or an aggregate indebtedness of $126,831.

     Under the Supplemental Cash Bonus Plan, each officer of the Company with an outstanding promissory note under the 1982 Option Plan was to receive an annual cash payment equal to the interest due and payable on his promissory note plus an amount to reimburse him for the additional income tax incurred as a result of the payment. No executive officer to whom payments have been made under the Supplemental Cash Bonus Plan has received any amounts thereunder in excess of that necessary to satisfy the interest payment due on his promissory note and the taxes payable on the bonus. The total amounts accrued and paid in fiscal 1995 under the Supplemental Cash Bonus Plan on behalf of the Named Executive Officers are included in the Summary Compensation Table and described in footnote (3) thereto. The promissory notes were fully repaid in March 1995.

SPECIAL LOAN FORGIVENESS PROGRAM

     The Special Loan Forgiveness Program (the "Loan Forgiveness Program") was designed to achieve two primary purposes: (i) obtain working capital for the Company and (ii) allow certain officers who had outstanding promissory notes under the 1982 Option Plan the opportunity to have that indebtedness forgiven over their period of continued service with the Company. The Loan Forgiveness Program consisted of three separate components: the sale of the pledged shares and the paydown of the promissory note, the grant of new stock options, and the forgiveness of the balance of the note over a period of future service. The Loan Forgiveness Program terminated with the full repayment of the notes in 1995.

     Each officer was required to sell all shares of Common Stock securing his promissory note and to apply the entire sale proceeds (net of sales commissions) to the partial payment of such note. The remaining balance of the note is forgiven in six equal and successive quarterly increments. However, unless otherwise provided by the Company, the officer must continue in the Company's employ through each forgiveness date in order to have the increment for that quarter forgiven. If the officer leaves the Company's employ prior to full forgiveness of his promissory note, then, unless otherwise provided by the Company, the entire unpaid balance of that note will become due and payable on the fifteenth (15th) day following such cessation of employee status.

     The number of shares of Common Stock sold by each of the Named Executive Officers under the Loan Forgiveness Program, the sales prices per share, and the total net proceeds paid to the Company as a result of such sales were as follows: Dr. Salsbury sold 52,650 shares at $1.0625 per share and 57,567 shares at $1.15625 per share, for total net proceeds of approximately $120,664; and Mr. Ortiz sold 14,250 shares at $1.0625 per share and 15,478 shares at $1.3125 per share, for total net proceeds of approximately $34,433.

     As the promissory note is forgiven in quarterly increments, the officer receives a cash bonus as a reimbursement from the Company in an amount equal to the Federal and state income tax liability incurred as a result of (i) the loan forgiveness and (ii) the cash bonus. As a result, the officer incurs no additional tax liability in connection with the forgiveness of his promissory note. The total amounts forgiven and reimbursed under the Loan Forgiveness Program on behalf of the Named Executive Officers are included in the Summary Compensation Table and described in footnote (5) thereto.

     Each officer was granted a new stock option under the 1982 Option Plan for the same number of shares of Common Stock as were sold in connection with the paydown of his promissory note. The exercise price is equal to 100% of the fair market value per share of Common Stock on the grant date and the option will vest on a daily basis over an 18-month period of the officer's continued service with the Company, measured from the grant date. Any shares purchased by the officer under the new option were pledged as security for the unpaid balance of his promissory note and were released incrementally as that note was forgiven.

STOCK OPTIONS

     The following table sets forth information concerning the stock options granted under the 1982 Option Plan during the 1997 fiscal year to the Named Executive Officers. The table also sets forth hypothetical gains or potential "option spreads" for those options at the end of their respective ten-year terms. These potential realizable values are based on the assumption that the market price of Common Stock will appreciate at the rate of five percent (5%) and ten percent (10%), compounded annually, from the date the option was granted to the last day of the full option term. The actual value realized upon the exercise of these options, if any, will be dependent upon the future performance of the Common Stock and overall market conditions. During the 1997 fiscal year, no stock appreciation rights were granted to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                     POTENTIAL
                                                       INDIVIDUAL GRANTS                          REALIZABLE VALUE
                                      ----------------------------------------------------           AT ASSUMED
                                                   % OF TOTAL                                     ANNUAL RATES OF
                                                    OPTIONS                                         STOCK PRICE
                                      OPTIONS      GRANTED TO                                     APPRECIATION FOR
                                      GRANTED      EMPLOYEES      EXERCISE                         OPTION TERM(2)
                                      (NO. OF      IN FISCAL      PRICE PER     EXPIRATION     ----------------------
                NAME                  SHARES)       YEAR(1)       SHARE($)         DATE         5% ($)       10% ($)
------------------------------------  --------     ----------     ---------     ----------     --------     ---------
Philip J. Salsbury..................  100,000         8.688%        1.4375        4/30/07        90,404       229,100
Stephen F. Dreyer...................        0            --             --             --            --            --
Gary R. Fish........................   30,000         2.606%        2.4063        2/19/07        45,399       115,051
                                      100,000         8.688%        1.4375        4/29/07        90,404       229,100
Philip A. Ortiz.....................        0            --             --             --            --            --

---------------

(1) The Company granted options to purchase a total of 1,151,000 shares of Common Stock to employees during the year ended September 28, 1997.

(2) The five percent (5%) and ten percent (10%) assumed annual rates of compound stock price appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or a projection by the Company of future stock prices.

STOCK OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information concerning the number of options exercised during the fiscal year ended September 28, 1997 and the number of shares subject to exercisable and unexercisable stock options held by the Named Executive Officers as of September 28, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                         VALUE OF UNEXERCISED IN-THE-
                                                          NUMBER OF UNEXERCISED          MONEY OPTIONS AT FISCAL YEAR
                             SHARES                     OPTIONS AT FISCAL YEAR END     END (MARKET PRICE OF SHARES LESS
                            ACQUIRED                         (NO. OF SHARES)               EXERCISE PRICE)($)(2)(3)
                               ON          VALUE       ----------------------------    ---------------------------------
           NAME             EXERCISE    REALIZED(1)    EXERCISABLE    UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
--------------------------  --------    -----------    -----------    -------------    -------------     ---------------
Phillip J. Salsbury.......        0            --        841,349         282,680         1,476,906           259,426
Stephen F. Dreyer.........        0            --        225,554         264,446           422,914           495,836
Gary R. Fish..............        0            --         13,154         127,466            20,969           206,754
Philip A. Ortiz...........   75,358        57,627              0               0                 0                 0

---------------

(1) The "value realized" represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.

(2) "In-the-money" options are options whose base (or exercise) price was less than the market price of Common Stock at September 28, 1997.

(3) Assuming a fair market value of $3.25 per share, which was the closing price of a share of Common Stock reported on the Nasdaq National Market for the trading day preceding September 28, 1997.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committees of the Board of Directors (the "Committees") administer the Company's compensation policies and programs. The Compensation Committee makes and reviews recommendations regarding the Company's compensation policies and executive compensation, including setting the base salaries of the Company's executive officers, approving individual bonuses and bonus programs for executive officers, and administering certain of the Company's stock option and other employee benefit plans. The Stock Option Committee is solely responsible for administering the Company's Restated 1982 Stock Option Plan, under which grants may be made to executive officers and other key employees. The following is a summary of policies of the Committees that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this proxy statement.

     General Compensation Policy. The overall policy of the Committees is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. One of the primary objectives is to have a substantial portion of each executive officer's compensation contingent upon the Company's performance as well as upon such executive officer's own level of performance. Each executive officer's compensation package is generally comprised of three elements: (i) base salary, which reflects an individual's position and responsibilities, as well as past performance, and is generally designed primarily to be competitive with the salary levels of the Company's competitors in the semiconductor industry, (ii) annual variable performance awards payable in cash and tied to the achievement of annual performance goals, and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. Generally, as an executive officer's level of responsibility increases, a greater portion of such executive officer's total compensation will be dependent upon Company performance and stock price appreciation rather than base salary.

     Factors. Several important factors considered in establishing the components of each executive officer's compensation package for the 1997 fiscal year are summarized below. Additional factors were taken into account to a lesser degree. The Committees may in their discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years. However, it is currently contemplated that all compensation decisions will be designed to further the overall compensation policy described above.

     Base Salary. The base salary for each officer is primarily set on the basis of personal performance and internal comparability considerations, and, to a lesser extent, on the financial performance of the Company.

     Annual Incentive Compensation. For the 1997 fiscal year, the Company had no formal bonus program. Bonuses were paid to officers on the basis of individual performance and pre-tax profits.

     Long-Term Stock-Based Incentive Compensation. Generally, the Stock Option Committee approves annual grants of stock options to each of the Company's executive officers under the 1982 Option Plan. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term and the officer continues in the Company's employ. The size of the option grant to each executive officer is designed to create a meaningful opportunity for stock ownership based upon the executive officer's current position with the Company, internal comparability with option grants made to other Company executives, the executive officer's current level of performance and the executive officer's potential for future responsibility and promotion over the option term. The Stock Option Committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Stock Option Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. In fiscal year 1997, option grants were made to Dr. Salsbury and Mr. Fish, but not to Mr. Dreyer who received a substantial grant in connection with his appointment to his position at the Company in 1995. Option grants were made to Dr. Salsbury to compensate for the lack of any significant increase in his base salary and to make his total compensation more dependent upon future appreciation in the market price of the Common Stock.

     CEO Compensation. In setting the compensation payable to Dr. Salsbury, the Company's Chief Executive Officer during fiscal 1997, the Compensation Committee sought to make his overall compensation competitive with the Company's competitors in the semiconductor industry, while at the same time tying a significant percentage of such compensation to Company performance and stock price appreciation. The Compensation Committee established Dr. Salsbury's base salary for fiscal 1997 with the intent to provide him with a minimum level of compensation not tied to any significant degree to Company performance factors.

     The incentive bonus component of Dr. Salsbury's compensation for the 1997 fiscal year was dependent primarily upon the Company's pre-tax profits and provided no dollar guarantees.

     Submitted by the Compensation Committee and Stock Option Committee of the Board of Directors:

        Alan V. Gregory, Member, Compensation and Stock Option Committees Charles C. Harwood, Member, Compensation and Stock Option Committees

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee or Stock Option Committee.

TERMINATION OF EMPLOYMENT ARRANGEMENTS

     In July 1987, the Company's Board of Directors adopted a special Severance Pay Program for the benefit of its executive officers. Under the program, a participant who voluntarily terminates such participant's employment within 12 months following a change in control of the Company will remain as a consultant to the Company for a maximum of six months following such termination of employment. For each month during the period the participant is available to provide consulting services, the Company will pay the participant 1/12th of such participant's then current annual compensation (i.e., annualized base salary for the year plus the amount of any commissions, cash bonuses and deferred compensation for the prior year). A participant whose employment is involuntarily terminated within 18 months of a change in control will receive a lump sum severance payment equal to l.5 times such participant's then current annual compensation. Under the program, full vesting of all outstanding stock options may also occur upon certain changes in control, and the participants will have the right, in the event of a hostile change in control, to surrender their options for a cash distribution equal to the difference between the aggregate fair market value of the shares purchasable under their options and the aggregate exercise price payable for such shares ("limited stock appreciation rights"). Under no circumstances may the aggregate value of the payments and benefits under the program exceed three times the participant's average W-2 wages for the five calendar years immediately preceding the calendar year in which the change in control occurs. For purposes of the program, a change in control will occur in the event of (i) a stockholder-approved merger or acquisition of the Company in which 50% or more of the Company's outstanding voting stock is transferred to different holders, (ii) the acquisition of 25% or more of the Company's outstanding voting stock pursuant to a tender or exchange offer which the Company's Board of Directors does not recommend the stockholders of the Company accept, or (iii) a change in the composition of the Board of Directors which results in members of the Board who were elected at the last uncontested election of Board members ceasing to comprise a majority of the Board by reason of a contested election. Each of the Named Executive Officers is a participant in the Severance Pay Program.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock of the Company with that of the S&P 500 Stock Index, a broad market index published by the Standard & Poor's Corporation, and the H&Q Semiconductor Index, a semiconductor company stock index published by Hambrecht & Quist Incorporated. The comparison for each of the periods assumes that $100 was invested on September 30, 1992 in Common Stock, the stocks included in the S&P 500 Stock Index and the stocks included in the H&Q Semiconductor Index. These indices, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG
            SEEQ TECHNOLOGY INCORPORATED, THE S&P 500 INDEX, AND THE
                    HAMBRECHT AND QUIST SEMICONDUCTOR INDEX

MEASUREMENT
   PERIOD
(FISCAL YEAR             S&P      H&Q
  COVERED)      SEEQ     500     SEMI-
9/30/93          138      113      212
9/30/94          106      117      219
9/30/95          450      152      442
9/30/96          388      183      330
9/30/97          316      257      659

* 100 INVESTED ON 09/30/92 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF DIVIDENDS FISCAL YEAR ENDING SEPTEMBER 30

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation and Stock Option Committee Report on Executive Compensation and the preceding Company Stock Performance Graph shall not be incorporated by reference into any such filings; nor shall such Report or Graph be incorporated by reference into any future filings.

                                 PROPOSAL NO. 2

            APPROVAL OF AMENDMENT TO RESTATED 1982 STOCK OPTION PLAN

     The stockholders are being asked to vote on a proposal to approve certain amendments to the Restated 1982 Stock Option Plan (the "1982 Option Plan") including an increase in the number of shares of Common Stock available for issuance under the 1982 Option Plan by 1,000,000 shares and an extension of the term of the 1982 Option Plan from November 30, 2000 to January 12, 2008.

     The Board of Directors believes that the share increase is necessary in order to ensure that the Company will continue to have the ability in the future to attract and retain the services of highly qualified officers and other employees by providing them with adequate equity incentives in the form of stock option grants. Without taking into account the proposed 1,000,000 share increase, the Company had a total of 5,171,581 shares of Common Stock available for issuance under the 1982 Option Plan as of January 15, 1998. 4,050,741 of those shares were subject to outstanding options, leaving 1,120,740 shares available for issuance pursuant to options that may be granted in the future. The Board believes that the number of shares currently available for future option grant may not be sufficient for the Company to attract and retain the individuals essential to the Company's long-term success, and has for this reason authorized the 1,000,000 share increase, subject to stockholder approval at the Annual Meeting.

     The terms and provisions of the 1982 Option Plan, as amended and restated, are described more fully below. The description, however, is not intended to be a complete summary of all the terms of the 1982 Option Plan. A copy of the 1982 Option Plan will be furnished by the Company to any stockholder upon written request to the Corporate Secretary.

     Administration. The 1982 Option Plan is administered by the Stock Option Committee (the "Stock Option Committee") comprised of two or more Board members appointed by the Board. The Stock Option Committee has full authority to determine which eligible individuals are to receive option grants, the number of shares to be covered by each granted option, the date or dates on which the option is to become exercisable, and the maximum term for which the option is to remain outstanding. The Stock Option Committee also has the discretion to determine whether the granted option is to be an incentive stock option under the Federal tax laws or a nonstatutory option. In addition, the Stock Option Committee has full authority to accelerate the exercisability of outstanding options and to terminate the Company's outstanding repurchase rights with respect to unvested shares, all upon such terms and conditions as it deems appropriate.

     Eligibility. Under the 1982 Option Plan, employees (including officers who are directors) and independent consultants of the Company or its parent or subsidiary corporations (whether now existing or subsequently established) are eligible to receive option grants from time to time under the Plan. As of January 1, 1998, approximately 69 employees of the Company (including the Company's three (3) executive officers, one (1) of whom is currently a Board member) were eligible to receive option grants under the 1982 Option Plan.

     Stock Option Awards. The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of Common Stock subject to options granted under the 1982 Option Plan during the period beginning October 1, 1996 and ending January 15, 1998, together with the weighted average exercise price payable per share.

                              OPTION TRANSACTIONS

                                                                   OPTIONS
                                                                   GRANTED          WEIGHTED
                                                                  (NUMBER OF        AVERAGE
                                NAME                               SHARES)       EXERCISE PRICE
    ------------------------------------------------------------  ----------     --------------
    Phillip J. Salsbury.........................................    100,000         $ 1.4375
    Stephen F. Dreyer...........................................          0               --
    Gary R. Fish................................................    130,000            1.661
    Philip A. Ortiz.............................................          0               --
    All executive officers as a group (3 persons)...............    230,000            1.564
    All non-employee directors as a group (3 persons)...........     40,000            2.219
    All employees, including current officers who are not
      executive officers as a group.............................    996,000           1.9278

     No options have been granted to date on the basis of the 1,000,000-share increase to the 1982 Option Plan which the stockholders are being asked to approve under this Proposal No. 2.

     Price and Exercisability. The exercise price per share may not be less than eighty-five percent (85%) of the fair market value per share of Common Stock on the grant date. However, if the option is intended to be an incentive stock option under the Federal tax laws, then the exercise price per share must not be less than one hundred percent (100%) of such fair market value. No option may be outstanding for more than a 10-year term. Options granted under the 1982 Option Plan will generally become exercisable for the option shares in one or more installments over the optionee's period of service.

     For purposes of establishing the exercise price and for all other valuation purposes under the 1982 Option Plan, the fair market value per share of Common Stock on any relevant date will be the closing selling price per share on such date as reported on the Nasdaq National Market. As of December 31, 1997, the fair market value per share was $2.781, based on the closing selling price per share on such date on the Nasdaq National Market.

     The exercise price may be paid in cash or in shares of Common Stock. The option may also be exercised through a same-day sale program whereby the purchased shares are sold immediately and a portion of the sale proceeds delivered to the Company in payment of the exercise price of the purchased shares. The Stock Option Committee may also assist any optionee (including an officer) in the exercise of the option by permitting the optionee to pay the exercise price with a promissory note of the optionee and the maximum credit extended to the optionee may in no event exceed the aggregate exercise price payable for the purchased shares, plus any Federal and state income or employment taxes incurred in connection with the purchase.

     No optionee is to have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance, and, during the optionee's lifetime, the option may be exercised only by such optionee.

     Securities Subject to Plan. total number of shares of Common Stock issuable over the term of the 1982 Option Plan may not exceed 8,760,000 shares,(1) assuming stockholder approval of this Proposal No. 2 and not more than 6,171,481 shares may be issued under the 1982 Stock Option Plan after January 15, 1998. The shares issuable under the Plan will be made available either from the Company's authorized but unissued

---------------

(1) Each share number is subject to adjustment in the event of certain changes to the capitalization of the Company. See "Changes in Capitalization" below.

Common Stock or from Common Stock reacquired by the Company. Should an option be terminated or canceled for any reason prior to exercise or surrender in full, the shares subject to the portion of the option not so exercised or surrendered will be available for subsequent option grant.

     In no event may any one individual participating in the 1982 Option Plan be granted stock options for more than 2,500,000 shares of Common Stock over the term of such plan. For purposes of this limitation, any option grants made prior to December 31, 1993 will not be taken into account.

     Changes in Capitalization. In the event any change is made to the Common Stock issuable under the 1982 Option Plan (by reason of any stock split, stock dividend, combination of shares, exchange of shares or other change in the corporate structure of the Company effected without the Company's receipt of consideration), appropriate adjustments will be made to (i) the maximum number and/or class of securities available for issuance over the term of the 1982 Option Plan, (ii) the maximum number and/or class of securities for which any one individual may be granted stock options under the 1982 Option Plan after December 31, 1993 and (iii) the number and/or class of securities purchasable under each outstanding option and the exercise price payable per share so that no dilution or enlargement of benefits will occur under such option.

     Termination of Employment or Service and Repurchase Rights. All options granted under the 1982 Option Plan must be exercised within such period as the Stock Option Committee may establish at the time of grant (but generally not more than 3 months) after the optionee ceases for any reason to remain in the Company's Service. Should the optionee die while holding one or more outstanding options, then each such option may be exercised within eighteen (18) months after the optionee's death by the personal representative of the optionee's estate or by the person inheriting the option. The Stock Option Committee will, however, have complete discretion to extend the period of time for which any option is to remain exercisable following the optionee's cessation of Service, but under no circumstances may an option be exercised after the specified expiration date of the option term.

     Each option will be exercisable only to the extent of the number of shares for which such option is exercisable at the time of the optionee's cessation of Service, unless the Stock Option Committee determines, at any time while the option remains outstanding, to accelerate the exercisability of that option in whole or in part. However, if the optionee's Service is terminated for misconduct, all options held by such individual will immediately expire on the date of such termination.

     Unvested shares of Common Stock acquired upon the exercise of one or more options will be subject to repurchase by the Company, at the original exercise price, upon the optionee's cessation of Service prior to vesting in those shares. The Stock Option Committee has complete discretion in establishing the terms and conditions upon which such repurchase rights are to become exercisable, including the establishment of appropriate vesting schedules and other provisions for the expiration of such rights in one or more installments. Any shares so repurchased by the Company will not be available for reissuance under the 1982 Option Plan.

     For purposes of the 1982 Option Plan, the Optionee will be deemed to continue in Service for so long as he remains in the service of the Company or any parent or subsidiary corporation, whether as an employee, a member of the board of directors or an independent consultant.

     Surrender of Options. The 1982 Option Plan includes a stock appreciation rights feature, whereby the Stock Option Committee has the authority to accept the surrender of one or more outstanding options under the 1982 Option Plan in return for the payment by the Company of an appreciation distribution equal to the excess of (i) the fair market value (on the option surrender date) of the vested shares of Common Stock for which the surrendered option is at the time exercisable over (ii) the exercise price payable for such vested shares ("Appreciation Distribution"). Such payment may be made, at the discretion of the Stock Option Committee, in shares of Common Stock valued at fair market value on the option surrender date, in cash, or partly in shares and partly in cash.

     Whether an option is surrendered for cash or Common Stock, the shares covered by the surrendered option will not thereafter be available for subsequent issuance under the 1982 Option Plan.

     Corporate Transaction. In the event of one or more of the following transactions ("Corporate Transaction"): (a) a merger or acquisition in which the Company is not the surviving entity, (b) the sale, transfer or other disposition of substantially all of the Company's assets, or (c) any reverse merger in which the Company is the surviving entity, each option at the time outstanding under the 1982 Option Plan will become immediately exercisable for all of the shares of Common Stock at the time subject to that option. However, no such acceleration will occur if (i) the option is assumed by the successor corporation (or its parent company) or (ii) the acceleration of such option would, when added to the present value of other compensatory payments which become due and payable to the option holder in connection with the Corporate Transaction, result in the payment to such individual of an excess parachute payment under the Federal tax laws. Outstanding repurchase rights under the 1982 Option Plan will also terminate upon the Corporate Transaction, unless (i) the repurchase right is to be assigned to the successor corporation or (ii) the termination of such repurchase right would result in an excess parachute payment under the Federal tax laws to the individual whose shares are subject to such repurchase right.

     Immediately following the consummation of the Corporate Transaction, all outstanding options will terminate and cease to be exercisable, unless assumed by the successor corporation (or its parent company).

     Cancellation and New Grant of Options. The Stock Option Committee has the authority to effect, at any time and from time to time, the cancellation of any or all options outstanding under the 1982 Option Plan and to grant in substitution new options covering the same or different numbers of shares of Common Stock but with an exercise price per share not less than eighty-five percent (85%) of the fair market value per share of Common Stock on the new grant date (or one hundred percent (100%) of such fair market value if the new option is to be an incentive stock option). However, it is expected that the exercise price in effect under the new grant will in all instances be less than the exercise price in effect under the canceled option.

     Special Tax Election. The Stock Option Committee may provide one or more holders of nonstatutory options under the 1982 Option Plan with the election to have the Company withhold shares purchased under those options in order to satisfy the Federal and state income taxes required to be withheld in connection with such option exercises. Alternatively, the Stock Option Committee may permit such holders to deliver existing shares of Common Stock in satisfaction of the tax liability.

     Any such withholding election must be made on or before the date the amount of the Federal and state income tax liability incurred in connection with the exercise of such nonstatutory option is determined (the "Tax Determination Date") and must be irrevocable. The election will be subject to the approval of the Stock Option Committee. The shares of Common Stock withheld or delivered pursuant to the election will be valued at fair market value on the Tax Determination Date in accordance with the valuation provisions of the 1982 Option Plan. In no event may the optionee's requested withholding or delivered shares exceed in value the amount of Federal and state income taxes required to be withheld as a result of the option exercise.

     Excess Grants. The 1982 Option Plan permits the grant of options to purchase shares of Common Stock in excess of the number of shares then available for issuance under the 1982 Option Plan. Any option so granted cannot be exercised prior to stockholder approval of an amendment increasing the number of shares available for issuance under the 1982 Option Plan.

     Amendment and Termination of the Plan. The Board may amend or modify the 1982 Option Plan in any or all respects whatsoever; provided, however, that the rights of existing optionees may not be altered without their consent. In addition, the Board may not amend the 1982 Option Plan without the approval of the Company's stockholders if such amendment would increase the maximum number of issuable shares under the 1982 Option Plan (other than in connection with certain changes in the Company's capital structure), or materially modify the eligibility requirements for option grants under the 1982 Option Plan. Prior to the amendment of the 1982 Option Plan which is the subject of this Proposal No. 2, stockholder approval was also required to effect any amendment which materially increased the benefits accruing to participants.

     The Board may terminate the 1982 Option Plan at any time, but in all events the 1982 Option Plan will terminate upon the earlier of January 12, 2008 or the date on which all shares available for issuance under the 1982 Option Plan have been issued or canceled pursuant to the exercise or surrender of options granted under the 1982 Option Plan. Any options outstanding at the time of the termination of the 1982 Option Plan will remain in force in accordance with the provisions of the instruments evidencing those grants. Prior to the amendment which is the subject of this Proposal No. 2, the 1982 Option Plan would have expired on November 30, 2000.

     Federal Tax Consequences. Options granted under the 1982 Option Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or nonstatutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as described below:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the optionee may be subject to alternative minimum tax at time of exercise. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two minimum holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

     Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for those shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the option exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

     If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares. The Company anticipates that the ordinary income recognized in connection with one or more disqualifying dispositions of incentive stock option shares will qualify as performance-based compensation which will not have to be taken into account for purposes of the limitation on the deductibility of the compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per executive officer.

     Nonstatutory Options. No taxable income is recognized by an optionee upon the grant of a nonstatutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory option. The deduction will in general be allowed for the taxable year of the corporation in which such ordinary income is recognized by the optionee. The Company anticipates that the ordinary income recognized upon the exercise of the nonstatutory options granted under the 1982 Option Plan with an exercise price per share equal to the fair market value per share of Common Stock on the grant date will qualify as performance-based compensation which will not have to be taken into account for purposes of the limitation on the deductibility of compensation paid to certain executive officers, to the extent that compensation is in excess of $1 million per executive officer.

     Stock Appreciation Rights. An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to a business expense deduction equal to the appreciation distribution for the taxable year in which the ordinary income is recognized by the optionee.

     Stockholder Approval. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for the approval of the amendment to the 1982 Option Plan. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be treated as entitled to vote on the matter and therefore will not affect the outcome of the voting on the proposal. The Board believes that it is in the best interests of the Company to maintain an equity incentive program which will provide a meaningful opportunity for officers, employees and independent consultants to acquire a substantial proprietary interest in the enterprise and thereby encourage such individuals to remain in the Company's service and more closely align their interests with those of the stockholders. Accordingly, the Board of Directors recommends a vote FOR this proposal. If the stockholders do not approve the proposal, then the 1,000,000 share increase will not be implemented, any options granted on the basis of that increase will terminate without ever becoming exercisable for any of the option shares, and the 1982 Option Plan will terminate once the remaining share reserve has been issued pursuant to outstanding option grants under such Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE 1982 OPTION PLAN.

                                 PROPOSAL NO. 3

               APPROVAL OF AMENDMENT TO 1989 NONEMPLOYEE DIRECTOR
                               STOCK OPTION PLAN

     The stockholders are being asked to vote on a proposal to approve certain amendments to the 1989 Nonemployee Director Stock Option Plan (the "Director Option Plan"), including a proposal to increase the number of shares issuable thereunder by 100,000 shares to 300,000 shares and an extension of the term of the Director Option Plan from November 7, 1999 to January 12, 2008.

     The terms and provisions of the Director Option Plan, as amended and restated, are described more fully below. The description, however, is not intended to be a complete summary of all the terms of the Director Option Plan. A copy of the Director Option Plan will be furnished by the Company to any stockholder upon written request to the Corporate Secretary.

     Purpose. The Board adopted the Director Option Plan on November 8, 1989, and the Director Option Plan was approved by stockholders at the 1990 Annual Meeting. The Director Option Plan was amended in 1996 to provide for one-time option grants to certain directors and the stockholders approved the amendment on March 21, 1996. The Director Option Plan was amended by the Board on January 13, 1998 to increase the share reserve, to simplify the vesting schedules, to extend the term, and to delete obsolete provisions, as described below. The purpose of the Director Option Plan is to make service on the Board more attractive to present and prospective non-employee Board members, since the continued service of qualified non-employee directors is considered essential to the management, growth and sustained financial success of the Company.

     Eligibility. Each non-employee Board member who has not been elected or appointed to the Board pursuant to any contractual or other right or arrangement will be eligible to receive automatic option grants under the Director Option Plan. Except for such automatic option grants, non-employee Board members will not be eligible to receive any additional option grants or stock issuances under the Director Option Plan or any other stock plan of the Company or its parent or subsidiary corporations. As of February 1, 1998, three of the Company's non-employee Board members were eligible to participate under the Director Option Plan.

     Automatic Option Grants. Under the Director Option Plan, each individual who is first elected or appointed to the Board as a non-employee Board member (other than pursuant to any contractual or other right or arrangement) will receive an automatic grant for 20,000 shares at the time of such initial election or appointment to the Board and will be eligible to receive subsequent 10,000-share grants at each Annual Stockholders Meeting at which he is re-elected to the Board, beginning with the second Annual Meeting following the date of his initial 20,000-share option grant. In addition, Mr. Gregory received a special one-time 40,000-share option grant and Mr. Harwood received a special one-time 10,000-share grant. Each of these special grants were made at the 1996 Annual Meeting and were in addition to the 10,000-share option grant made to each of these individuals under the Director Option Plan upon their re-election to the Board at the 1996 Annual Meeting.

     Price and Exercisability. The option price per share will be 100% of the fair market value of the Common Stock on the grant date, and no option may be outstanding for more than a 10-year term. The initial automatic grant will become exercisable in 24 equal monthly installments from the date of initial election or appointment to the Board. The annual automatic grant will become exercisable in 12 equal monthly installments from the date of the Annual Stockholders Meeting at which it is granted. The automatic options will become fully exercisable upon the optionee's cessation of Board service by reason of death or permanent disability. Prior to the amendment which is the subject of this Proposal No. 3, granted options became exercisable upon the expiration of an initial six-month waiting period measured from the grant date. The six-month waiting period was not applicable in the event of the optionee's death or permanent disability while a member of the Board or in the event of a Corporate Transaction or Change in Control (as such terms are defined below). Also prior to the recent amendment of the Director Option Plan, the underlying shares were subject to repurchase at initial cost. The repurchase right lapsed and the optionee vested in the initial grant in two annual installments from the grant date and in the annual grants at the end of two years from the grant date.

     Upon exercise of the option, the option price for the purchased shares must be paid in cash, cash equivalents or in shares of Common Stock valued at fair market value on the date of exercise.

     No optionee is to have any stockholder rights with respect to the option shares until such optionee has exercised the option, paid the option price and been issued a stock certificate for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance, and, during the optionee's lifetime, the option may be exercised only by such optionee.

     Termination of Service. All options granted under the Director Option Plan must be exercised within three months after the optionee ceases to remain in the service of the Company. However, in the event of the optionee's death, the personal representative of the optionee's estate or the person inheriting the option will have up to a twelve-month period following the date of the optionee's death in which to exercise the entire option, but under no circumstances may the option be exercised after the specified expiration date of the option term.

     Securities Subject to Plan. The total number of shares of Common Stock issuable over the term of the Director Option Plan may not exceed 300,000 shares.(2) Such shares will be made available either from the Company's authorized but unissued Common Stock or from Common Stock reacquired by the Company. There are currently options outstanding to purchase 170,000 shares of Common Stock under the Director Option Plan, as of January 15, 1998.

     If any option granted under the Director Option Plan expires or terminates unexercised prior to exercise in full, then the number of shares for which such option is not exercised may be made the subject of subsequent grants under the Director Option Plan. Shares subject to any option cashed out in accordance with the provisions of the Director Option Plan upon certain changes in control of the Company will not be available for reissuance but unvested shares of Common Stock repurchased by the Company pursuant to its repurchase rights under the Director Option Plan will be available for reissuance. Prior to the amendment of the Director Option Plan, which is the subject of this Proposal No. 3, repurchased shares could not be reissued under the Director Option Plan.

     Changes in Capitalization. In the event any change is made to the Common Stock issuable under the Director Option Plan (by reason of any stock split, stock dividend, combination of shares, exchange of shares or other change in the corporate structure of the Company effected without receipt of consideration), appropriate adjustments will be made to (i) the aggregate number and/or class of shares of Common Stock available for issuance under the Director Option Plan,
(ii) the number of shares of Common Stock to be made

---------------

(2) This number is subject to adjustment in the event of certain changes to the capitalization of the Company. See "Changes in Capitalization" below.

the subject of each subsequent automatic grant and (iii) the number and/or class of shares of Common Stock purchasable under each outstanding option and the exercise price payable per share so that no dilution or enlargement of benefits will occur under such option.

     Valuation. For purposes of establishing the option price and for all other valuation purposes under the Director Option Plan if the Common Stock is traded on the Nasdaq National Market, then the fair market value will be deemed equal to the closing selling price per share of Common Stock on the Nasdaq National Market on the date in question. If the Common Stock is at the time listed or admitted to trading on any national securities exchange, then the fair market value will be the closing selling price per share of Common Stock on the date in question on the securities exchange serving as the primary market for the Common Stock, as such price is officially quoted on such exchange. As of December 31, 1997, the fair market value per share of Common Stock was $2.781 per share, based on the closing selling price per share on such date on the Nasdaq National Market.

     Change in Control. In the event there should occur any Change in Control (as defined below), any unvested options will become fully exercisable and any unvested shares at the time outstanding under the Director Option Plan or otherwise issuable pursuant to outstanding option grants under the Director Option Plan will immediately vest in full. In addition, each option which has been outstanding for at least six months will be automatically canceled on the tenth business day following the Change in Control, in exchange for a cash payment from the Company equal to the excess of (i) the fair market value (on the date of cancellation) of the shares of Common Stock for which the canceled option is at the time exercisable, whether or not such shares are otherwise at the time vested, over (ii) the option price payable for such shares ("Appreciation Distribution"). A Change in Control will be deemed to occur should (i) a person or related group of persons, other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with the Company, acquire twenty-five percent (25%) or more of the outstanding Common Stock pursuant to a tender or exchange offer which the Board of Directors does not recommend the stockholders to accept or should (ii) there occur a change in the composition of the Board of Directors such that the individuals elected to the Board at the last stockholder meeting at which there is not a contested election subsequently cease to comprise a majority of the Board by reason of a contested election for Board membership. For purposes of determining the amount payable to an optionee upon cancellation of the option, the fair market value of the shares for which the canceled option is exercisable will be deemed to be equal to the greater of the value per share on the date of cancellation (as determined in accordance with the normal valuation procedures summarized above) or, if applicable, the highest reported price per share paid by the tender offeror in effecting the Change in Control.

     Corporate Transaction. In the event of one or more of the following transactions ("Corporate Transaction"): (i) a merger or acquisition in which the Company is not the surviving entity, (ii) the sale, transfer or other disposition of substantially all of the Company's assets, or (iii) any reverse merger in which the Company is the surviving entity, each automatic grant at the time outstanding under the Director Option Plan will become immediately exercisable for all of the shares of Common Stock at the time subject to that option, and any unvested shares at the time outstanding under the Director Option Plan or otherwise issuable pursuant to outstanding option grants under the Director Option Plan will immediately vest in full. Upon the consummation of the Corporate Transaction, all outstanding options will terminate and cease to be exercisable, except to the extent assumed by the successor entity.

     Amendment and Term of the Plan. The Director Option Plan will terminate upon the earlier of January 12, 2008 or the date all shares available for issuance under the Director Option Plan are issued or canceled pursuant to the exercise or cancellation of options granted under the Director Option Plan. Any options outstanding at the time of the termination of the Director Option Plan will remain in force in accordance with the provisions of the instruments evidencing such grants. Prior to the amendment which is the subject of this Proposal No. 3, the Director Option Plan would have expired on November 7, 1999. The Board may amend or modify the 1982 Option Plan in any or all respects whatsoever; provided, however, that the rights of existing optionees may not be altered without their consent and provided, further, that stockholder approval of any such amendment will be obtained to the extent required by law. Prior to the amendment of the Director Option Plan which is the subject of this Proposal No. 3, the Board could not, without stockholder approval, increase the maximum number of shares issuable under the Plan, or materially modify the eligibility requirements.

     Federal Income Tax Consequences of Options Granted under the Director Option Plan. Options granted under the Director Option Plan are nonstatutory options which are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. The tax treatment of a nonstatutory option is summarized below.

     No taxable income is recognized by an optionee upon the grant of a nonstatutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares at the date of exercise over the exercise price.

     However, special provisions of the Internal Revenue Code apply to the acquisition of shares under a nonstatutory option if the purchased shares are subject to repurchase by the Company. These special provisions may be summarized as follows:

     If the shares acquired upon exercise of the nonstatutory option are subject to repurchase by the Company at the original option price in the event the optionee ceases Board service prior to vesting in the shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the repurchase right lapses, an amount equal to the difference between the fair market value of the shares on the date the repurchase right lapses and the option price paid for the shares.

     The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the nonstatutory option an amount equal to the difference between the fair market value of the purchased shares on the date of exercise (determined as if the shares were not subject to the Company's repurchase right) and the option price paid for the shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right or risk of forfeiture lapses.

     The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the nonstatutory option. The deduction will in general be allowed for the taxable year of the Company which includes the last day of the calendar year in which such ordinary income is recognized by the optionee.

     An optionee whose option is canceled in exchange for an Appreciation Distribution will recognize ordinary income in the year of cancellation equal to the amount of the Appreciation Distribution. The Company will be entitled to a business expense deduction equal to the Appreciation Distribution for the taxable year of the Company in which the ordinary income is recognized by the optionee.

     Stockholder Approval. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for the approval of the amendment to the Director Option Plan. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be treated as entitled to vote on the matter and therefore will not affect the outcome of the voting on the proposal. The Board of Directors recommends a vote FOR this proposal. If the stockholders do not approve the proposal, then the Director Option Plan will continue in effect in accordance with its existing provisions as last approved by the stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL TO AMEND THE DIRECTOR OPTION PLAN.

                                 PROPOSAL NO. 4

                AMENDMENT TO THE RESTATED PERIODIC PURCHASE PLAN

     The stockholders are being asked to approve an amendment to the SEEQ Technology Incorporated Restated Periodic Purchase Plan (the "Purchase Plan") to increase the number of shares issuable thereunder by 100,000 shares, to extend the term of the Purchase Plan from October 2001 to October 2007 and to delete certain share limitations as described more fully below. The Purchase Plan was restated by the Board in November 1986 and approved by the stockholders on February 1987 and has been amended on February 15, 1987, October 25, 1988 and November 1991. The amendment to the Purchase Plan which is the subject of this Proposal No. 4 was approved by the Board on January 13, 1998. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to meet the requirements of an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code (the "Code").

     The following summary of certain Purchase Plan provisions is qualified, in its entirety, by reference to the Purchase Plan. Copies of the Purchase Plan document may be obtained by a stockholder upon written request to the Secretary of the Company at the executive offices in Fremont, California.

     Purpose. The purpose of the Purchase Plan is to provide employees of the Company and designated parent or subsidiary corporations (collectively, "Participating Companies") an opportunity to participate in the ownership of the Company by purchasing Common Stock of the Company through payroll deductions. The Company is the only Participating Company in the Purchase Plan.

     The Purchase Plan is intended to benefit the Company as well as its stockholders and employees. The Purchase Plan gives employees an opportunity to purchase shares of Common Stock at a favorable price. The Company believes that the stockholders will correspondingly benefit from the increased interest on the part of participating employees in the profitability of the Company. Finally, the Company will benefit from the periodic investments of equity capital provided by participants in the Purchase Plan.

     Administration. The Purchase Plan is administered by the Compensation Committee of the Board (the "Committee"). All costs and expenses incurred in plan administration will be paid by the Company without charge to participants. Cash proceeds received by the Company from payroll deductions under the Purchase Plan generally shall be credited to a non-interest bearing book account.

     Shares and Terms. The stock issuable under the Purchase Plan is the Company's authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock that may be issued in the aggregate under the Purchase Plan is 520,000, adjusted as described in the "Adjustment" section of this description, including 100,000 shares which is the subject of this Proposal No.
4. Common Stock subject to a terminated purchase right shall be available for purchase pursuant to purchase rights subsequently granted. 374,513 shares have been issued under the Purchase Plan through February 1, 1998 and 45,487 shares remain available for issuance under the Purchase Plan without giving effect to this Proposal No. 4.

     Adjustments. If any change in the Common Stock occurs (through recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration), appropriate adjustments shall be made by the Company to the class and maximum number of shares subject to the Purchase Plan, to the class and maximum number of shares purchasable by each participant on any one purchase date, and the class and number of shares and purchase price per share subject to outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

     Eligibility. Generally, any individual who has completed twenty (20) days of service and is customarily employed by a Participating Company more than 20 hours per week and for more than five months per calendar year is eligible to participate in the Purchase Plan and may enter an offering period on the start date of any purchase period within such offering period. Approximately 69 employees (including three (3) officers) were eligible to participate in the Purchase Plan as of December 31, 1997.

     Offering Periods. The Purchase Plan is implemented by a series of successive offering periods which generally have a duration of six (6) months. The most recent offering period began on October 2, 1997 and will end on April 1, 1998; the next offering period will commence on April 2, 1998. The Committee in its discretion may vary the beginning date and ending date of the offering periods prior to their commencement, provided no offering period shall exceed twenty-four (24) months in length.

     The participant will have a separate purchase right for each offering period in which he or she participates. The purchase right will be granted on the first day of the offering period and will be automatically exercised in successive installments on the last day of each purchase period within the offering period.

     Purchase Price. The purchase price per share under the Purchase Plan is 85% of the lower of (i) the fair market value of a share of Common Stock on the first day of the applicable offering period, or (ii) the fair market value of a share of Common Stock on the purchase date. Generally, the fair market value of the Common Stock on a given date is the closing price of the Common Stock, as reported on the Nasdaq National Market. The market value of the Common Stock as reported on the Nasdaq National Market as of December 31, 1997 was $2.781 per share.

     Limitations. The plan imposes certain limitations upon a participant's rights to acquire Common Stock, including the following:

          1. No purchase right shall be granted to any person who immediately thereafter would own, directly or indirectly, stock or hold outstanding options or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its parent or subsidiary corporations.

          2. In no event shall a participant be permitted to purchase more than 1,000 shares on any one purchase date.

          3. The right to purchase Common Stock under the Purchase Plan (or any other employee stock purchase plan that the Company or any of its subsidiaries may establish) in an offering intended to qualify under
     Section 423 of the Code may not accrue at a rate that exceeds $25,000 in fair market value of such Common Stock (determined at the time such purchase right is granted) for any calendar year in which such purchase right is outstanding.

     Prior to the amendment which is the subject of this Proposal No. 4, no employee who was an officer or director of the Company could purchase more than 8,000 shares over the term of the Purchase Plan and all officers and directors of the Company could purchase no more than 50,000 shares over the term of the Purchase Plan. The foregoing limitations were included in the Purchase Plan in order to ensure the favorable treatment of Rule 16b-3 for the officers participating in the Purchase Plan. Rule 16b-3, as originally promulgated by the SEC, exempted certain acquisitions of Common Stock under the Purchase Plan from the Federal securities law rules which prohibit short-swing trading by executive officers if the plan met certain requirements. Rule 16b-3 has been substantially revised by the SEC and no longer requires the share limitations contained in the Purchase Plan. Accordingly, the limitations applicable to officers and directors have been deleted. All employees, including those who are officers and directors, remain subject to the 1,000-share limitation described in paragraph 2 above.

     Also prior to the amendment which is the subject of this Proposal No. 4, no more than 50,000 shares could be purchased during any six month period. The latter limitation has been deleted to simplify administration of the Purchase Plan.

     The purchase right shall be exercisable only by the Participant during the Participant's lifetime and shall not be assignable or transferable by the Participant.

     Payment of Purchase Price; Payroll Deductions. Payment for shares by participants shall be by accumulation of after-tax payroll deductions during the purchase period. The deductions may not exceed 10% of a participant's base salary and commissions paid during a purchase period. Earnings for this purpose will include elective pre-tax contributions under a Code Section 125 or 401(k) plan, but not bonuses, overtime, shift differentials, profit-sharing distributions and other incentive-type payments or contributions to any deferred compensation plan or welfare benefit program (except a 125 or 401(k) plan).

     The participant will receive a purchase right for each offering period in which he or she participates to purchase up to the number of shares of Common Stock determined by dividing such participant's payroll deductions accumulated prior to the purchase date by the applicable purchase price (subject to the "Limitations" section). Any payroll deductions accumulated in a participant's account that are not sufficient to purchase a full share will be retained in the participant's account for the subsequent purchase period. No interest shall accrue on the payroll deductions of a participant in the Purchase Plan.

     Termination and Change to Payroll Deductions. A purchase right shall terminate at the end of the offering period or earlier if the participant terminates employment for any reason, and then any payroll deductions which the participant may have made with respect to a terminated purchase right will be refunded.

A participant may decrease his or her deductions once during a purchase period and may increase the rate of his or her deductions up to 10% of earnings, effective as of the start date of the next purchase period.

     Amendment and Termination. The Purchase Plan shall continue in effect until the earlier of (i) the last business day in October 2007, (ii) the date on which all shares available for issuance under the Purchase Plan shall have been issued or (iii) a Corporate Transaction, unless the Purchase Plan is earlier terminated by the Board in its discretion. Prior to the amendment which is the subject of this Proposal No. 4, the Purchase Plan was scheduled to terminate in October 2001.

     The Board may at any time alter, amend, suspend or discontinue the Purchase Plan, provided that the approval of the stockholders will be obtained to the extent required by applicable law. Prior to the amendment which is the subject of this Proposal No. 4, the Board could not take action which would, (i) alter the purchase price formula so as to reduce the purchase price payable for shares under the Purchase Plan, (ii) materially increase the number of shares issuable under the Purchase Plan or the maximum number of shares purchasable per participant, or (iii) materially increase the benefits accruing to participants under the Purchase Plan or materially modify the eligibility requirements without stockholder approval.

     In addition, the Company has specifically reserved the right, exercisable in the sole discretion of the Board, to terminate the Purchase Plan immediately following any six-month purchase period. If such right is exercised by the Board, then the Purchase Plan will terminate in its entirety and no further purchase rights will be granted or exercised, and no further payroll deductions shall thereafter be collected under the Purchase Plan.

     Corporate Transaction. In the event of a Corporate Transaction (as defined below), then each purchase right under the Purchase Plan will automatically be exercised immediately before consummation of the Corporate Transaction as if such date were the last purchase date of the offering period. A "Corporate Transaction" includes (i) a merger or consolidation in which the Company is not the surviving corporation, other than a transaction the principal purpose of which is to change the state of the Company's incorporation; or (ii) the liquidation or dissolution of the Company, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (iv) any other capital reorganization in which more than fifty percent (50%) of the Company's outstanding securities entitled to vote are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction. The purchase price per share shall be equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of Common Stock on the start date of the offering period or (ii) the fair market value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. Any payroll deductions not applied to such purchase shall be promptly refunded to the participant.

     The grant of purchase rights under the Purchase Plan will in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

     Proration of Purchase Rights. If the total number of shares of Common Stock for which purchase rights are to be granted on any date exceeds the number of shares then remaining available under the Purchase Plan, the Committee shall make a pro rata allocation of the shares remaining.

     Federal Income Tax Consequences. The following is a general description of certain federal income tax consequences of the Purchase Plan. This description does not purport to be complete.

     The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Under a plan which so qualifies, no taxable income will be reportable by a participant, and no deductions will be allowable to the Company, by reason of the grant or exercise of the purchase rights issued thereunder. A participant will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

     A sale or other disposition of the purchased shares will be a disqualifying disposition if made before the later of two years after the start of the offering period in which such shares were acquired or one year after the shares are purchased. If the participant makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount by which the fair market value of such shares on the date of purchase exceeded the purchase price, and the participant will be required to satisfy the employment and income tax withholding requirements applicable to such income. In no other instance will the Company be allowed a deduction with respect to the participant's disposition of the purchased shares.

     Any additional gain or loss recognized upon the disposition of the shares will be a capital gain, which will be long-term if the shares have been held for more than one (1) year following the date of purchase under the Purchase Plan. A lower rate will apply if the shares are held for more than 18 months following the date of purchase under the Purchase Plan.

     The foregoing is only a summary of the federal income taxation consequences to the participant and the Company with respect to the shares purchased under the Purchase Plan. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any city, state or foreign country in which the participant may reside.

     New Purchase Plan Benefits. Since purchase rights are subject to discretion, including an employee's decision not to participate in the Purchase Plan, awards under the Purchase Plan for the current fiscal year are not determinable. On April 1, 1997 and October 1, 1997, each of the Named Executive Officers purchased the number of shares set forth beside his/her name: Mr.
Salsbury: 0 and 0; Mr. Ortiz: 0 and 0; Mr. Dreyer: 0 and 0; and Mr. Fish: 0 and 1,000. In addition, each of the Named Executive Officers has the right to purchase a maximum of 1,000 shares of Common Stock at a price that will not exceed $2.60 per share on the April 1, 1998 purchase date.

     Stockholder Approval. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for the approval of the amendment to the Purchase Plan. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be treated as entitled to vote on the matter and therefore will not affect the outcome of the voting on the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL TO AMEND THE PURCHASE PLAN.

                                 PROPOSAL NO. 5

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Company is asking the stockholders to ratify the selection of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending September 27, 1998. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Price Waterhouse LLP.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and its stockholders.

     Price Waterhouse LLP has audited the Company's financial statements annually since its inception. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     Stockholder Approval. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending September 27, 1998. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be treated as entitled to vote on the proposal and thus, will not effect the outcome of the voting on the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 27, 1998.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                   FORM 10-K

     THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S REPORT ON FORM 10-K FOR FISCAL YEAR 1997, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO SEEQ TECHNOLOGY INCORPORATED, 47200 BAYSIDE PARKWAY, FREMONT, CALIFORNIA 94538, ATTN:
INVESTOR RELATIONS.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's annual meeting of stockholders to be held in 1999 must be received by October 8, 1998 in order to be included in the proxy statement and proxy relating to that meeting.

                                          By order of the Board of Directors

                                          GARY R. FISH
                                          Secretary

February 5, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          SEEQ TECHNOLOGY INCORPORATED

        PHILLIP J. SALSBURY and GARY R. FISH, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of capital stock of SEEQ Technology Incorporated (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Shareholders on March 10, 1998, and at any adjournments or postponements thereof as follows:

         1. The election of all nominees listed below for the Board of Directors, as described in the Proxy Statement:

                  Alan V. Gregory, Charles C. Harwood, Charles H. Giancarlo and Phillip J. Salsbury


                       FOR  [ ]    AUTHORIZATION WITHHELD  [ ]

(INSTRUCTION:          To withhold authority to vote for any individual nominee,
                       write such name or names in the space provided below.)

--------------------------------------------------------------------------------

         2. To approve amendments to the Restated 1982 Stock Option Plan, including a 1,000,000 share increase to the number of shares available under the 1982 Option Plan, as set forth in the accompanying proxy;

         3. To approve amendments to the 1989 Nonemployee Director Stock Option Plan, including a 100,000 share increase to the number of shares available under the Director Option Plan, as set forth in the accompanying proxy;

         4. To approve amendments to the Restated Periodic Purchase Plan, including a 100,000 share increase to the number of shares available under the Purchase Plan, as set forth in the accompanying proxy;

         5. Proposal to ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending September 27, 1998:

                         FOR [ ] AGAINST [ ] ABSTAIN [ ]

         6. Transaction of any other business which may properly come before the meeting and any adjournment or postponement thereof.

        The Board of Directors recommends a vote FOR each of the above proposals. THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE ABOVE PROPOSALS AND, AT THE DISCRETION OF THE PERSONS NAMED AS PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. This proxy may be revoked at any time before it is voted.

        DATE: ________________________, 1998

        ____________________________________
        (Signature)

        ____________________________________
        (Signature if held jointly)

               (Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian or in any other representative capacity, give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.